Exhibit 10.12

CONFIDENTIAL MATERIAL OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

LIMITED LIABILITY COMPANY AGREEMENT

OF

GBO, LLC

A Delaware limited liability company

UNITS IN GBO, LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “UNITS”) HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE UNITS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE UNITS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AGREEMENT, AND APPLICABLE FEDERAL, STATE AND OTHER SECURITIES LAWS.

6.7	Other Activities	24

ARTICLE VII ALLOCATIONS		24
7.1	Capital Accounts	24
7.2	Allocations	24
7.3	Regulatory Allocations	24
7.4	Tax Allocations	26
7.5	Other Tax Provisions	26

ARTICLE VIII BOOKS AND REPORTS; TAX MATTERS		27
8.1	General Accounting Matters	27
8.2	Information Rights	27
8.3	Certain Tax Matters	27
8.4	Tax Controversies	28
8.5	Code §83 Safe Harbor Election	28

ARTICLE IX DISSOLUTION		28
9.1	Dissolution	28
9.2	Winding-up	29
9.3	Final Distribution	29
9.4	Effect of Dissolution	30
9.5	No Capital Contribution Upon Dissolution	30

ARTICLE X TRANSFER OF UNITS; BUY-BACK OF PROGRAMS		30
10.1	Restrictions on Transfer of Units	30
10.2	Right of First Refusal	32
10.3	Tag-Along Rights	33
10.4	Onconova Purchase Right upon GVK BIO Exit	34
10.5	GVK BIO Purchase Right upon Onconova Exit	34
10.6	Onconova Purchase Right Upon Change in Control	35
10.7	GVK BIO Purchase Right Upon Change in Control	35
10.8	Termination	35

ARTICLE XI CHANGE IN FORM		35
11.1	Change in Circumstances	35
11.2	Specific Types of Change in Form	36
11.3	Ownership Interests in the Resulting Entity	36

ARTICLE XII MISCELLANEOUS		37
12.1	Equitable Relief	37
12.2	Governing Law	37
12.3	Access; Confidentiality	37
12.4	Notices	38
12.5	Lock-Up Agreement	38
12.6	Counterparts	38
12.7	Entire Agreement	38
12.8	Amendments	38
12.9	Interpretive Provisions	39
12.10	Appointment of the Board of Managers as Attorney-in-Fact	39
12.11	Appraisal	40
12.12	Third Party Beneficiaries	40
12.13	Severability	40

12.14	Binding Effect	40
12.15	Further Assurances	40
12.16	Waiver; Remedies	40
12.17	Dispute Resolution	41
12.18	Aggregation	42

LIMITED LIABILITY COMPANY AGREEMENT
OF
GBO, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF GBO, LLC (this “Agreement”) of GBO, LLC (the “Company”) is entered into as of December 12, 2012, by and among Onconova Therapeutics® Inc., a Delaware corporation (“Onconova”) and GVK Biosciences Private Limited, a private limited company incorporated under the Companies Act, 1956 in India (“GVK BIO” and together with Onconova, individually as either “Member” or “Party,” and collectively, the “Members” or the “Parties”).

RECITALS

WHEREAS, the Company shall be formed as a Delaware limited liability company pursuant to the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., or any successor statutes, as amended from time to time (the “Act”);

WHEREAS, the Company will be a joint venture company of Onconova and GVK BIO formed to collaborate on and develop two new programs (each a “Program” and together the “Programs”): (i) a program to develop the PLK2 Inhibitor through the filing of an IND and/or conducting a PoC Study (“Program 1”) and (ii) a program to develop the CK2 Inhibitor through the filing of an IND and/or conducting a PoC Study (“Program 2”);

WHEREAS, GVK BIO will make an initial Capital Contribution of $500,000 into the Company either through its Indian entity or through an entity incorporated outside India, in exchange for ten (10) Units (as defined below) accounting for a ten percent (10%) Percentage Interest in the Company on the terms set forth herein;

WHEREAS, Onconova will make Capital Contribution of the Contributed Assets (as defined below) to the Company in exchange for ninety (90) Units accounting for a ninety percent (90%) Percentage Interest in the Company on the terms set forth herein;

WHEREAS, the Members have determined that the Company should be managed by a Board of Managers (as defined below), and have elected Managers (as defined below);

WHEREAS, each Member’s relative Percentage Interest in the Company may change upon the additional Capital Contributions of GVK BIO or the completion of certain deliverables; and

WHEREAS, the Members desire to enter into this Agreement to reflect their relative Interests (as defined below) in the Company, to reflect the election of Managers and to address various matters pertaining to the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” has the meaning set forth in the Recitals.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)                                 Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)                                 Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” with respect to any Person means (i) any other Person who controls, is controlled by or is under common control with such Person, or (ii) any director, officer, partner or employee of such Person or any Person specified in clause (i) above. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approval of the Board of Managers” has the meaning set forth in Section 6.2(c).

“Available Assets” means, with respect to any Fiscal Year, all Company assets that are available for distribution, after deducting amounts determined in good faith by the Board of Managers to be necessary for: (i) the payment of expenses; (ii) payments required to be made in connection with any loan to the Company (including without limitation any loans made by the Members) or any other loan secured by a lien on any Company assets; (iii) capital expenditures for projects; (iv) any amounts to be distributed for Tax Liability Distributions; and (v) any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

“Bankruptcy” means the occurrence of any one or more of those events set forth in Section 18-304 of the Act.

“Board of Managers” shall refer to the board of Managers designated pursuant to this Agreement having the powers and responsibilities as provided for herein.

“Bona Fide Offer” has the meaning set forth in Section 10.2(a).

“Bona Fide Offeror” has the meaning set forth in Section 10.2(a).

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a)                                 To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article VI hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)                                 From each Member’s Capital Account there shall be subtracted (i) the amount of (A) Cash and (B) the Gross Asset Value of any Company assets (other than Cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article VI or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)                                  In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(d)                                 In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)                                  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member.

“Capital Contribution” means, with respect to any Member, the total amount contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution, whether in Cash, securities or any other form of consideration reflected on the Schedule of Members.

“Cash” means the aggregate amount of cash, Cash Equivalents and marketable securities.

“Cash Equivalents” means and shall only include U.S. government Treasury bills, bank certificates of deposit, bankers’ acceptances, corporate commercial paper and other money market instruments.

“Certificate” has the meaning set forth in the Recitals.

“Change in Control” means the occurrence of any of the following:

(a)                                          The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company, provided, however, that a Change in Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company’s securities or any financing transaction or series of financing transactions;

(b)                                          The consummation of a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(c)                                           A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

(d)                                          The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

“Change in Form” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704- 2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company ROFR Election” has the meaning set forth in Section 10.2(b)(ii).

“Completion Deliverable” means the deliverable upon completion of which a Phase is considered complete. Completion Deliverables for the different Phases are set forth in Exhibit B.

“Contributed Assets” has the meaning set forth in Section 3.2.

“Depreciation” means, for each Fiscal Year or other period, means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for that year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to that different Gross Asset Value (as originally computed) as the federal income tax depreciation, amortization, or other cost recovery deduction for that Fiscal Year or other period bears to the adjusted tax basis (as originally computed); provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for the applicable year or period is zero, Depreciation shall be determined with reference to the Gross Asset Value (as originally computed) using any reasonable method selected by the Board of Managers in good faith.

“Diligence Deadlines” means the deadlines for completion of the Phases set forth in Exhibit B.

“Dispute” has the meaning set forth in Section 12.17.

“Equity Securities” means, as to any Person (i) shares of capital stock, units or other interests in such Person, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into capital stock, units or other interests in such Person and (iii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, units or other interests in such Person.

“ERISA” means Title I of the U.S. Employee Retirement Income Security Act of 1974 as previously or hereafter amended.

“Fair Market Value” means, with respect to any assets or securities, the fair market value for such assets or securities, reflecting the amount that a willing buyer would pay to a willing seller in an arm’s length transaction occurring on the date of valuation, as determined in good faith by the Board of Managers in its sole discretion, taking into account all relevant factors determinative of value; provided that the Fair Market Value of any publicly traded securities listed on one or more national securities exchanges, the NASDAQ or a non-United States securities exchange of similar standing shall be the closing price as reported for such securities on the trading day immediately prior to the date of valuation, or if no sale occurred on such trading day, then the mean between the closing bid and ask prices on such exchange or market on such trading day; provided further that any security that is publicly traded but is subject to contractual or other restrictions on marketability or transfer shall be valued at such discount from the foregoing value as the Board of Managers deems appropriate, taking into account all restrictions on marketability or transfer of such security. If either Party disagrees with the Fair Market Value determined by the Board of Managers, such party may, within fifteen days after receipt of such determination, deliver a notice (an “Objection Notice”) to the Company and the other Party. If neither Party delivers an Objection Notice within such 15-day period, then the Fair Market Value determined by the Board of Managers shall be deemed final. The Party, which delivers the Objection Notice will retain, at its expense, an independent accounting firm of recognized national standing mutually acceptable to the other Party (the “Firm”) to resolve any disagreements over the Fair Market Value. Such Firm shall be directed to render a determination within 30 days after its retention. The determination of the Firm will be conclusive and binding upon the Parties.

“Fiscal Year” means the twelve months ending on December 31 of each year.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise agreed to in this Agreement:

(a)                                 The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the value stated in this Agreement.

(b)                                 The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers in good faith using such reasonable method of valuation as it may adopt, as of the following times, except otherwise agreed to in this Agreement:

(i)                                     the acquisition of an additional Interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board of Managers reasonably determines in good faith that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(ii)                                  the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(iii)                               the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)                              the grant of an Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member of the Company, if the Board of Managers reasonably determines in good faith that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company; and

(v)                                 at such other times as the Board of Managers shall reasonably determine in good faith necessary or advisable in order to comply with Regulations Sections 1.704- 1(b) and 1.704-2.

(c)                                  The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board of Managers.

(d)                                 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (e) of the definition of Net Profits and Net Losses or Section 7.3(h); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)                                            If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

“Interest” or “Membership Interest” means the entire ownership interest of a Member in the Company (including ownership of Units) at any particular time, including without limitation, any and all approval rights, if any, and rights to otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“ICC” has the meaning set forth in Section 12.17(a).

“ICC Rules” has the meaning set forth in Section 12.17(a).

“IRS Notice” has the meaning set forth in Section 8.5.

“Liquidator” has the meaning set forth in Section 9.2.

“Manager(s)” means any Person or Persons appointed as a manager of the Company as provided in this Agreement (each in the capacity as a manager of the Company) serving on the Board of Managers, but does not include any Person who has ceased to be a manager of the Company.

“Member” has the meaning set forth in the Preamble.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704- 2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704- 2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                                           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b)                                 Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704- 1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c)                                  Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d)                                In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(e)                                  To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f)                                   If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g)                                  Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 7.3 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 7.3 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Officers” has the meaning set forth in Section 6.3.

“Percentage Interest” means, with respect to each Member at any time, the quotient, expressed as a percentage, obtained by dividing the number of Units then held by such Member by the aggregate number of Units outstanding on a fully diluted basis. For the purposes of this Agreement and subject to Article X and XI of this Agreement, the initial Percentage Interest of Onconova and GVK Bio are ninety percent (90%) and ten percent (10%), respectively; provided, however, the Percentage Interest shall automatically be adjusted, and Units shall be issued to theMembers to reflect such adjustments, upon the making of additional Capital Contributions by GVK BIO or the completion of Completion Deliverables, as set forth in Exhibit B.

“Permitted Transferee” has the meaning set forth in Section 10.1(c).

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a joint stock company, a trust, an unincorporated organization or association, a government or any department or agency thereof, or any other entity, whether or not a legal entity.

“Phases” means different Phases in which the Programs are completed, as set forth in Exhibit B.

“PoC Study” means a proof of concept study conducted after the IND approval for a Program where the clinical efficacy of the IND candidate is determined in at least ** patients.

“Qualified Public Offering” means a firm commitment underwritten public offering registered under the Securities Act of the Equity Securities of the Company (or a successor entity) or any of its Subsidiaries underwritten by a nationally recognized investment banking firm in which the aggregate proceeds for such securities (net of discounts, commissions and related expenses) shall be at least ** and as a result of which such securities are listed or quoted on a United States national securities exchange or quoted in the United States Nasdaq Global Market System.

“Regulations” or “Treasury Regulations” means the regulations promulgated under the Code.

“Regulatory Allocations” has the meaning set forth in Section 7.3(h).

“Remaining ROFR Units” has the meaning set forth in Section 10.2(b)(ii).

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Board of Managers in good faith for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

“ROFR Sale Notice” has the meaning set forth in Section 10.2(a).

“ROFR Election” has the meaning set forth in Section 10.2(b)(i).

“ROFR Election Period” has the meaning set forth in Section 10.2(b)(i).

“ROFR Recipients” has the meaning set forth in Section 10.2(a).

“ROFR Units” has the meaning set forth in Section 10.2(b).

“Sale of the Company” means any of the following: (a) a merger, consolidation or Transfer of Interests of the Company or any of its Subsidiaries into or with any other Person or Persons, or a Transfer of Interests in a single transaction or a series of transactions, in which in any case the Members of the Company immediately prior to such merger, consolidation, sale, exchange, conveyance or other disposition or first of such series of transactions possess less than a majority of the voting power of the Company’s or any successor entity’s issued and outstanding capital securities immediately after such transaction or series of such transactions; or (b) a single transaction or series of transactions, pursuant to which a Person or Persons who are not direct or indirect wholly-owned

Subsidiaries of the Company acquire all or substantially all of the Company’s and/or any of its Subsidiaries’ assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act, the Investment Advisers Act of 1940, as amended, and each and every other securities law of the United States and the states thereof, and all rule and regulations promulgated under any of such laws.

“Selling Member” has the meaning set forth in Section 10.2(a).

“Schedule of Members” means the Schedule of Members attached hereto as Exhibit A.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tag-Along Notice” has the meaning set forth in Section 10.3(c).

“Tag-Along Notice Date” has the meaning set forth in Section 10.3(b).

“Tag-Along Recipients” has the meaning set forth in Section 10.3(a).

“Tag-Along Sale Date” has the meaning set forth in Section 10.3(b).

“Tag-Along Sale Notice” has the meaning set forth in Section 10.3(b).

“Tag Transferring Member” has the meaning set forth in Section 10.3(a).

“Tax Liability Distribution” has the meaning set forth in Section 4.5.

“Tax Matters Partner” has the meaning set forth in Section 8.3.

“Taxable Income” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income for such year or period determined in accordance with Code

Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income).

“Transfer” has the meaning set forth in Section 10.1(a).

“Unit(s)” means one or more ownership interests in the Company representing the right to allocations and distributions in accordance with this Agreement. For the purposes of this Agreement and subject to Article X and XI of this Agreement, the initial Units issued to Onconova and GVK Bio are ninety (90) Units and ten (10) Units, respectively; provided, however, the Percentage Interest shall automatically be adjusted, and Units shall be issued to the Members to reflect such adjustments, upon the making of additional Capital Contributions by GVK BIO, or the completion of Completion Deliverables, as set forth in Exhibit B.

ARTICLE II

GENERAL PROVISIONS

2.1                          Continuation. The Company shall continue as a limited liability company under the Act for the purposes hereinafter set forth. The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act.

2.2                          Formation; Filings. The Certificate shall be filed in the Office of the Delaware Secretary of State as required by the Act. The Board of Managers may cause to be executed and filed any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Board of Managers shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Board of Managers shall deem necessary or advisable.

2.3                          Name. The name of the Company shall be GBO, LLC. All Company business shall be conducted in such name or such other names as the Board of Managers may select from time to time. The Board of Managers may change the name of the Company, from time to time, in accordance with applicable law with prior notice to the Members.

2.4                          Principal Place of Business. The principal office of the Company shall initially be 375 Pheasant Run, Newtown, PA 18940, or such other place as may be determined from time to time by the Board of Managers. The Company may have such other offices as may be determined by the Board of Managers.

2.5                          Registered Office and Registered Agent. The Company’s initial registered office and agent shall be Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company. The Company may change its registered office to any other place or places in the State of Delaware as may be determined from time to time by the Board of Managers. The Company may change its registered agent to any other Person as may be determined from time to time by the Board of Managers.

2.6                          Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall continue in perpetuity, unless the Company is dissolved in accordance with Article IX. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement.

2.7                          No State Law Partnership. The Members intend that the Company (i) shall be taxed as a partnership for all applicable federal, state and local income tax purposes and (ii) shall not be a partnership (including, without limitation, a general partnership or a limited partnership) or joint venture for any other purpose, and that no Member shall be a partner or joint venturer of any other Member with respect to the business of the Company. Except as otherwise specifically provided for herein, no Member shall take any action inconsistent with the foregoing.

2.8                          Purpose; Powers. The purpose and business of the Company shall be (i) to carry on any business, purpose or activity to develop the Programs by achieving the Deliverables, (ii) to exercise all rights and powers granted to the Company under this Agreement and any other agreements contemplated hereby, as the same may be amended from time to time; (iii) to engage in any other lawful acts or activities incidental or ancillary thereto as the Board of Managers deems necessary or advisable for which limited liability companies may be organized under the Act and (iv) with the approval of the Members, to engage in any other lawful act or activity for which limited liability companies may be organized under the Act.

(a)                                 In furtherance of its purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, including, without limitation, the following:

(i)                           to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys;

(ii)                        to engage accountants, custodians, attorneys and other advisors as may be necessary or advisable for the due and proper administration of the Company assets, and to compensate such Persons as may be reasonably necessary or advisable;

(iii)                     to enter into, make and perform all contracts, agreements and other undertakings as may be necessary or advisable or incident to carrying out its purposes;

(iv)                   to distribute, subject to the terms of this Agreement, at any time and from time to time to Members Cash or investments or securities or other property of the Company, or any combination thereof; and

(v)                       to form Subsidiaries and enter into, make and perform all contracts, agreements and other undertakings as may be necessary or advisable or incident to the formation of Subsidiaries.

ARTICLE III

CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS

3.1                 Capitalization.

(a)                                 Units. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by Units. The ownership by a Member of Units shall entitle such Member to allocations of Profits and Losses and other items and distributions of Cash and other property as set forth in this Agreement. Units shall be issued in non-certificated form; provided, that the Board of Managers may cause the Company to issue certificates to a Member representing Units held by such Member. Any Units that are forfeited by a Member pursuant to the terms of this Agreement or any other agreement between the Company and such Member shall be deemed to have been reacquired by the Company.

3.2                  Admission of Initial Members; Contributions.

(a)                                 Schedule of Members; Capital Contributions; Percentage Interest. The name and address of each Member, the number of Units owned by such Member at any time, and the amount of initial Capital Contributions made by such Member shall be set forth next to such Member’s name on the Schedule of Members, as amended from time to time in accordance with this Agreement. Upon execution of this Agreement by a Member, such Member hereby contributes such amount set forth opposite the Member’s name under the heading “Capital Contribution” on the Schedule of Members. As Capital Contribution, Onconova has contributed to the Company a sub-license to all the intellectual property controlled by Onconova related to the Programs (“Contributed Assets”). Onconova represents and warrants that it has full authority and absolute right to sub-license Contributed Assets without any direct or indirect obligation on the part of the Company or GVK BIO to any third party from which Onconova may have licensed Contributed Assets. GVK BIO shall contribute to the Company, as an initial Capital Contribution, a sum of Five Hundred Thousand Dollars ($500,000). In addition, GVK BIO shall make additional Capital Contributions necessary to complete the Phases; provided, that upon achieving the Completion Deliverables or investing up to the amounts set forth in Exhibit B to fund the Company’s capital requirements in connection with achieving the Completion Deliverables, the Percentage Interest of the Members may change as set forth in Exhibit B. A portion of the Capital Contributions of GVK BIO shall be used to fund research relating to biology, mechanism of action and biomarkers to be conducted by Prem Reddy Labs on behalf of the Company, provided, however, the amount of such funds shall not exceed ** during any Fiscal Year unless approved by the Company’s Board of Managers.

(b)                                 Contributions. Except as otherwise required by applicable law or as specifically provided for herein, no Member shall be required and no Member shall be permitted to make any additional Capital Contributions to the Company unless approved in writing by the Board of Managers and such Member.

(c)                                  Admission of Members. As of the date hereof, the Members have executed this Agreement in their own capacity or have caused it to be executed by proxy on their own behalf and have made the Capital Contributions to the Company set forth opposite the Members’ names on the Schedule of Members in exchange for the number of Units set forth opposite such Member’s name on the Schedule of Members and are hereby admitted as Members of the Company.

3.3                               Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.4                               No Withdrawal. Except as otherwise expressly provided in this Agreement (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account and (b) no Member shall withdraw any portion of its Capital Contributions or be entitled to receive any distributions from the Company as a return of capital on account of such

Capital Contributions or otherwise. Except with the unanimous approval of the Board of Managers, the Company shall not redeem the Units of any Member.

3.5                               Loans From Members.  No Member shall be required to make any loans or otherwise lend any funds to the Company, and no Members shall be permitted to do so except with the consent of the Board of Managers. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall lend funds to the Company in addition to making the Capital Contributions required hereunder from such Member to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible from the assets of the Company in accordance with the terms and conditions upon which such loans are made.

3.6                               Representations and Warranties; Risk Factors.

(a)                                 Representations and Warranties. Each Member, upon being admitted to the Company, represents and warrants to the Company and acknowledges that (i) the Member has such knowledge and experience in financial and business matters that the Member is capable of evaluating the merits and risks of an investment in the company and making an informed investment decision with respect thereto, (ii) the Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time and understands that the Members has no right to withdraw and have its Units repurchased by the company, (iii) the Member is acquiring Units in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, (iv) the Member understands that the Units have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws, or in accordance with an applicable exemption therefrom, and the provisions of this Agreement have been complied with and (v) the execution, delivery and performance of this Agreement including the grant of sublicense to the Contributed Assets do not require the Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents (if applicable) or any agreement or instrument to which it is a party or by which it is bound.

(b)                                 Risk Factors. Each Member recognizes that the investment in the Company is extremely speculative and involves a high degree of risk. In addition, each Member specifically acknowledges such Member’s understanding that a decline in economic conditions could materially and adversely affect the Company’s business, results of operation and financial condition..

ARTICLE IV

DISTRIBUTIONS

4.1                               Distributions Generally. Except as otherwise provided in Article IX hereof, distributions of Available Assets shall be made only when and as determined appropriate by the Board of Managers in its sole discretion, and when made, shall be made only in accordance with this Article IV. No repayment of any loans and accrued interest thereon made to the Company shall be deemed to be distributions pursuant to this Article IV or Article IX.

4.2                               Distributions of Available Assets. To the extent that Available Assets arise from proceeds received from the Buy Back Transactions, such Available Assets shall be distributed in accordance with Section 5.7(c). All other Available Assets shall be available for distribution at the discretion of the Board of Managers, subject to Section 4.1 and Section 4.5 hereof, to the Members in accordance with their respective Percentage Interests; provided, however, for purposes of any calculations of distributions or amounts distributed under this Section 4.2, any Tax Liability Distributions will be treated as advances of distributions to be made under Section 4.2 and will be credited against and will reduce future distributions to be made to each Member under Section 4.2.

4.3                               Distributions upon Liquidation. Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article IX hereof.

4.4                               Distributions In-Kind. No right is given to any Member to demand or receive property other than Cash as provided in this Agreement. The Board of Managers may determine, in its sole discretion, to make a distribution in kind of assets, and such assets shall be distributed in such a fashion as to ensure that the Fair Market Value thereof is distributed and allocated in accordance with this Article IV and Articles VII and IX hereof. To the extent that each Member is entitled to any such distribution in accordance with the foregoing and to the extent that such property is so divisible, such property shall be distributed among the Members pro rata in accordance with their respective equity interests in the Company.

4.5                               Tax Distributions. Prior to any distribution pursuant to Section 4.2, the Company shall make Cash distributions on an annual basis to each Member to the extent the Company has adequate assets therefor in amounts intended to partially assist each Member and its beneficial owners, to discharge its actual or potential United States federal, state and local income tax liabilities arising from the allocations made to such Member pursuant to Article VII, without regard to the actual tax liability of such Member, but only to the extent provided in this Section 4.5 (each, a “Tax Liability Distribution”), provided, that in no event will any Tax Liability Distribution be made in violation of any contractual obligation of the Company. The amount of any such Tax Liability Distribution to a Member with respect to any Fiscal Year shall equal the product of (a) the maximum combined federal, state and local tax rates applicable to individuals or corporations (whichever is higher) residing in Wilmington, Delaware on the type of income allocated (i.e., ordinary income, net short-term capital gain or net long-term capital gain, as applicable), and taking into account the deductibility of state and local income taxes for United States federal income tax purposes and the character of the income in question and the holding period of any asset disposed of, multiplied by (b) an amount equal to the amounts of Taxable Income attributable to such Member pursuant to Article VII for such Fiscal Year.

4.6                               Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board of Managers (other than any member of the Board of Managers who is (or is an Affiliate of) the Member that is the subject of such withholding) determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, provided that the Company shall give such Member reasonable prior notice of the intent to so withhold or pay and the basis therefor. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.6 shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Company that such payment must be made unless: (i) the Company withholds such payment from a distribution which would otherwise be made to the Member or (ii) the Board of Managers (other than any member of the Board of Managers who is (or is an Affiliate of) the Member that is the subject of such withholding) determines, in its sole and absolute discretion, that such payment may be satisfied out of Available Assets which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to this Section 4.6 shall be treated as having been distributed to such Member.

4.7                               Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board of Managers, on behalf of the Company, shall knowingly make a distribution to any Member in violation of Section 18-607 of the Act.

4.8                               Distribution Adjustments. Notwithstanding any contrary provision in this Article IV, no Member shall be entitled to receive distributions in respect of any income or gain arising: (i) in the case of a new Member (other than a new Member who acquires his or her Interest directly from another or previous Member), prior to such Member’s admission; and (ii) in the case of a Member who receives a new or increased interest in the Company, prior to such issuance or increase to the extent attributable to such issuance or increase. Distributions in respect of any income or gain arising prior to such admission, issuance or increase shall be made based upon the Interests of the Members at the time such income or gain arises, net of any deductions or losses, as reasonably determined by the Board of Managers. This Section 4.8 shall be interpreted and implemented consistently with the principles set forth in Regulations Section 1.704-1(b)(2)(iv)(f).

ARTICLE V

THE PROGRAMS

5.1                               Program Development; Program Failure.

(a)                                 From time to time, GVK BIO will make Capital Contributions necessary to complete each Phase into the Company, which shall be at least $500,000 per Phase; provided, that GVK BIO’s Percentage Interest will increase only if the conditions set forth under the caption TRIGGER EVENTS in Exhibit B are fulfilled. To clarify, GVK BIO’s investments above $500,000 to complete a Phase shall not increase GVK BIO’s Percentage Interest above the corresponding threshold set forth in Exhibit B.

(b)                                 The Company will use commercially reasonable efforts to advance the Programs by completing the Phases before the Diligence Deadlines; provided, that (i) if a Phase is not completed before the corresponding Board Diligence Deadline set forth in Exhibit B, the Board of Managers may declare the applicable Program as failed and (ii) if (A) a Phase is not completed before the corresponding Onconova Diligence Deadline set forth in Exhibit B, or (B) there is not a significant progress in the achievement of the Completion Deliverables in connection with a Phase during any six (6) month period, Onconova may declare the applicable Program as failed (each a “Program  Failure”). The Percentage Interest of the Members shall not be reduced as the result of a Program Failure.

(c)                                  The Company will issue to the Members progress reports with regard to the status of the Programs and Completion Deliverables and updated project plans at least every ** months.

5.2                               Program Improvements. All improvements to the Contributed Assets made in the course of conducting the Programs (or any other Replacement Programs added by the Board of Managers), including all data, know-how, inventions, regulatory submissions including specifically any IND, or other intellectual property whether solely by the Company or jointly with any Member (collectively, the “Program Improvements”), shall be solely owned by the Company.

5.3                               Replacement Programs. If a Program Failure occurs for one or both Programs, upon Approval of the Board of Managers, Onconova may contribute additional assets to the Company to establish new programs (the “Replacement Programs”). The Percentage Interest of Onconova will not change upon Onconova’s contribution of additional assets to the Company in connection with any Replacement Program. In connection with a Replacement Program, GVK BIO’s Percentage Increase shall be adjusted in accordance with Exhibit B upon the Replacement Program achieving the first Completion Deliverable not achieved by the Program that resulted in a Program Failure (the “Failed Program”). In the event, no Replacement Program is established to replace a Failed Program, GVK BIO’s Capital Contribution will be modified as mutually agreed upon by the Members.

5.4                               Intellectual Property Protection. Appropriate intellectual property protection, including, without limitation, filing, prosecution and maintenance of patents, will be pursued by the Company (at the Company’s expense) for all Program Improvements made in the United States of America and will be protected, at a minimum, in North America, major countries in Asia and the European Community. The Company will manage the Company’s intellectual property rights and be responsible for protecting and maintaining the intellectual property rights for the benefit of the Company. The Company shall consult with Onconova in all intellectual property matters related to the Program Improvements. The Company shall consider in good faith Onconova’s requests and suggestions with respect to the filing, prosecuting and maintaining patents related to Program Improvements. In the event the Company elects not to file, prosecute or maintain patent applications or patents in relation to Program Improvements hereunder (“Abandoned Patents”), it shall inform Onconova at least ** days before any relevant deadline for filing or other action, and Onconova shall then have the right to file, prosecute and maintain such Abandoned Patents. The Company shall, upon Onconova’s request, assign, and hereby does assign all right, title and interest in such Abandoned Patents to Ononova.

5.5                               Disposition of Company IP.

(a)                                 Upon Approval of the Board of Managers, the Company shall have the right to license any of the Company’s intellectual property assets to a third party for consideration equal to or greater than the Fair Market Value of such license.

(b)                                 Upon Approval of the Board of Managers, the Company shall have the right to sell any of the Company’s intellectual property assets to a third party for consideration equal to or greater than the Fair Market Value of such asset; provided, however, that Onconova shall have a right of first refusal to purchase such asset at such asset’s Fair Market Value within ** days of receipt of written notice of the Company’s intent to sell such asset. The notices delivered by the Company to Onconova in connection with this Section 5.5(b) shall include a description of the asset, the Fair Market Value of the asset and such other terms associated with the sale of the asset. If Onconova does not elect to purchase the asset, the Company may sell the asset to any third party at or above the Fair Market Value and on terms no more favorable than those offered to Onconova.

(c)                                  The profit sharing from licensing or sale of Company’s intellectual property to a third party will be based on the Percentage Interest of the Members.

5.6                               GVK Bio Option. Upon the approval of the IND for a Program, GVK BIO will have an option for a period of ** months from such approval to conduct a PoC Study for such Program. GVK BIO may exercise such option by providing an exercise notice, in writing, to the Company and Onconova. If GVK BIO exercises the option, GVK BIO will make an additional Capital Contribution of $500,000 to fund the PoC Study. If the Company has achieved all Completion Deliverables or GVK BIO has made all of the additional Capital Contributions set forth in Exhibit B required for GVK BIO’s Percentage Interest to reach **, then, upon GVK BIO’s exercise of the PoC Study option and the additional Capital Contribution of $500,000 set forth in Exhibit B, each Member will have a Percentage Interest of fifty percent (50%) and the Units granted to the Members will be adjusted to reflect this change in the Percentage Interest. To clarify, GVK Bio will make an additional capital contribution of $500,000 for each Program if it exercises the option to conduct PoC Study for both Programs; provided, that GVK Bio’s Percentage Interest will not exceed fifty percent (50%) even if GVK Bio exercises the option with respect to both the Programs.

5.7                               Buy Back of Programs.

(a)                                 For thirty (30) days after the fifteenth-month anniversary of the commencement of a Program, Onconova shall have an the option (the “Buy Back Option”) to (i) cancel the license issued to the Company for the Contributed Assets related to such Program and (ii) purchase any and all rights, title and interest in and to the Program Improvements related to such Program (items (i) and (ii) are hereinafter referred to as the “Buy Back Transaction”); provided, that Onconova shall not be able to exercise the Buy Back Option prior to IND approval unless (i) the Company, as determined in good faith by Onconova, is failing to advance the Programs or (ii) Onconova is in the process of consummating a Change in Control. Onconova shall deliver written notice to the Company and GVK BIO to exercise the Buy Back Option and, within ** days of receipt of such notice, the Company shall enter into such documents as Onconova deems reasonably necessary to complete the Buy Back Transaction.

(b)                                 As consideration for the Buy Back Transaction, Onconova shall pay the Company, the following amounts upon achievement of certain milestones:

(i)                                     If Onconova gives the notice for Buy Back Transaction related to a Program prior to the “IND approval” of the Program and IND approval does not occur within ** days after the notice, Onconova shall pay the Company:

(A)                               a one-time payment upon the completion of the Buy Back Transaction equal to ** times the sum of all Capital Contributions made by GVK BIO in connection with the Program;

(B)                               a one-time payment of ** upon IND approval;

(C)                               a one-time payment of ** upon commencement of Phase II clinical trials;

(D)                               a one-time payment of ** upon commencement of Phase III clinical trials;

(E)                                a one-time payment of ** upon NDA approval; and

(F)                                 a tiered royalty equal to ** of the first ** of worldwide annual net sales and ** of worldwide annual net sales greater than **; provided, that if Onconova licenses the Program to a third party, the royalties paid to GVK Bio pursuant to this Section 5.7(b)(i)(F) shall not exceed ** of the royalties paid to Onconova from the third party licensee.

(ii)                                  If Onconova gives the notice for Buy Back Transaction related to a Program after IND approval or IND approval occurs within ** days after the notice, Onconova shall pay the Company:

(A)                               a one-time payment upon the completion of the Buy Back Transaction equal to ** times the Capital Contributions of GVK BIO in connection with the Program;

(B)                               a one-time payment of ** upon commencement of Phase I clinical trials;

(C)                               a one-time payment of ** upon commencement of Phase II clinical trials;

(D)                               a one-time payment of ** upon commencement of Phase III clinical trials;

(E)                                a one-time payment of ** upon NDA approval; and

(F)                                 a recurring royalty of ** of the first ** of worldwide annual net sales and ** of worldwide annual net sales greater than **; provided, that if Onconova licenses the Program to a third party, the royalties paid to GVK Bio pursuant to this Section 5.7(b)(ii)(F) shall not exceed ** of the royalties paid to Onconova from the third party licensee.

(iii)                               If Onconova gives the notice for Buy Back Transaction related to a Program after the PoC Study or the PoC Study results are available within ** days of the notice, Onconova shall pay the Company:

(A)                               a one-time payment upon the completion of the Buy Back Transaction equal to ** times the Capital Contributions of GVK BIO in connection with the Program;

(B)                               a one-time payment of ** upon successful completion of Phase I study;

(C)                               a one-time payment of ** upon commencement of Phase II clinical trials;

(D)                               a one-time payment of ** upon commencement of Phase III clinical trials;

(E)                                a one-time payment of ** upon NDA approval; and

(F)                                 a tiered royalty of ** of the first ** of worldwide annual net sales and ** of worldwide annual net sales greater than **; provided, that if Onconova licenses the Program to a third party, the royalties paid to GVK Bio pursuant to this Section 5.7(b)(ii)(F) shall not exceed ** of the royalties paid to Onconova from the third party licensee.

The amounts due in connection with completion of a Buy Back Transaction or a Program achieving each milestone shall be paid by Onconova to the Company within ** days of, as applicable, completion of such Buy Back Transaction or such Program achieving such milestone.

(c)                                  The entire consideration received by the Company from Buy Back Transactions shall be distributed to GVK Bio.

ARTICLE VI

MANAGEMENT AND OPERATION OF THE COMPANY

6.1                               Operational Control. Subject to Section 6.2 below, GVK BIO will provide operational support to advance the Programs and achieve the Completion Deliverables and GVK BIO will have final operational control over the activities conducted by GVK BIO to meet the Completion Deliverables; provided, that GVK BIO shall (i) prepare and deliver to the Board of Managers quarterly project plans, summarizing the material actions to be taken to achieve the Completion Deliverables, and (ii) provide to the Board of Managers progress reports with regard to the status of the Programs and Completion Deliverables at least monthly.

6.2                               Strategic Control. Onconova will oversee and have control of all strategic and scientific decisions of the Company.

6.3                               Power and Authority of Members. Except as otherwise provided in this Agreement, no Member shall, in its capacity as such, have the authority or power to act for, or on behalf, of the Company in any manner or to participate in the management or control of the affairs of the Company, to do any act that would be (or could be construed as) binding on the Company, or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Board of Managers of the powers and rights conferred on it by applicable law and by this Agreement.

6.4                               Board of Managers. Except as otherwise provided in this Agreement, the overall direction and management of the Company and the formulation of the policies to be applied to the Company and its business shall be the responsibility of a board of managers (the “Board of

Managers”) acting in accordance with this Agreement. The Board of Managers shall have the right, power and authority to take any and all actions consistent with the purpose of the Company that is permitted hereunder and under applicable law. All actions, decisions, consents, determinations and elections made or taken by the Board of Managers in accordance with this Agreement shall be binding on the Company and all of the Members, it being understood that no single Manager shall have authority or power to act for or to bind the Company, other than where such Manager is acting in an executive role, as explicitly delegated by a resolution of the Board of Managers or as explicitly provided in this Agreement. Any actions, decisions, consents, determinations or elections required or permitted to be made by the Board of Managers under this Agreement shall be made by an Approval of the Board of Managers. Each member of the Board of Managers shall be considered the “Manager” of the Company within the meaning of Section 18-101(10) of the Act, it being understood that no single member of the Board of Managers may take actions, decisions, consents, determinations and elections on behalf of the Company or the Members. During the continuance of the Company, the Members shall take no part in the conduct or control of the Company business, and shall have no authority or power to act for or to bind the Company, other than as explicitly provided in this Agreement or as expressly required by non-waivable provisions of Act.

(a)                                 Appointment of Managers. There shall be initially five (5) members of the Board of Managers. Onconova shall be entitled to designate three (3) members of the Board of Managers (the “Onconova Managers”) and GVK BIO shall be entitled to designate two (2) member of the Board of Managers (the “GVK BIO Managers”). The initial Onconova Managers shall be Ramesh Kumar, Ph.D., E. Premkumar Reddy, Ph.D. and Manoj Maniar, Ph.D. and the initial GVK BIO Managers shall be Dr. Jung Bahadur Gupta and Manmahesh Kantipudi. After the first IND approval for a Program, the size of the Board of Managers shall be reduced to four (4) members with each of Onconova and GVK BIO being represented by two Managers and Onconova shall promptly notify GVK BIO of the member of the Board of Managers it is removing.

(b)                                 Removal and Replacement of Managers. Each Manager elected hereunder shall serve as a Manager until such Manager resigns, is removed as provided herein or until such Manager’s successor is elected by the Member entitled to designate such successor Manager. Any removal or resignation shall be effective as of the date of such notice unless such notice provides otherwise. Each Member may remove any Manager elected by that Member at that time, with or without cause, but only a Member who has elected a Manager may remove that Manager.

(c)                                  Voting. Unless expressly provided otherwise in this Agreement, actions by the Board of Managers must be approved by a majority vote of the members of the Board of Managers (“Approval of the Board of Managers”).

(d)                                 Meetings. Meetings of the Board of Managers may be held at any time and place designated in the notice of such meeting provided pursuant to Section 6.2(f) below, to each of the Managers by any member of the Board of Managers.

(e)                                  Telephonic Participation. Managers may participate in any regularly scheduled or special meetings of the Board of Managers telephonically or through other similar communications equipment, as long as all of the individuals participating in the meeting can hear and speak to one another. Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

(f)                                   Notice and Attendance. Notice of any meeting of the Board of Managers shall be given not less than two (2) calendar days in advance thereof, shall provide the date, time, place and purpose of the meeting and may be given in the manner provided for in Section 12.4 (provided that such notice shall also be sent by email). Managers may waive notice of the date, time, place and purpose or purposes of a meeting. A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. A Manager’s attendance at any meeting (in person or telephonically or through other communications equipment) shall be deemed a waiver by such Manager of notice with respect to such meeting.

(g)                                  Quorum. A quorum shall be required to conduct any business at any meeting of the Board of Managers, and shall be deemed present if at least two (2) Onconova Managers and one (1) GVK Bio Manager are present at the meeting.

(h)                                 Actions without Meetings. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting by unanimous written consent of the members of the Board of Managers, which consent shall set forth the actions to be so taken. Any such written consent shall have the same effect as an action of the Board of Managers taken, at a duly called and constituted meeting of the Board of Managers.

(i)                                     Execution of Documents. All contracts, agreements and other documents or instruments affecting or relating to the business and affairs of the Company shall be executed on the Company’s behalf only by such Member(s), Officer(s), or such other authorized Person(s), in each case, as may be duly designated by the Board of Managers. Any Person dealing with the Company or the Board of Managers may rely upon a certificate signed by a majority of the Board of Managers as to (i) the identity of any Officer; (ii) the existence or non-existence of any facts which constitute a condition precedent to acts by the Board of Managers or in any other manner germane to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or (iv) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

(j)                                    Compensation. The Managers shall not receive any salary or other compensation for their services in their role as Managers; provided that the Company shall reimburse (or shall cause its Affiliates to reimburse) the Managers for expenses incurred in connection with their services as Managers of the Company (subject to the presentation of reasonable supporting receipts and documentation). Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or its Affiliates in any other capacity and receiving compensation for such service approved by the Board of Managers.

(k)                                 Unauthorized Actions. None of the Members, Managers or Officers shall, without the prior consent of the Board of Managers, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions expressly authorized by this Agreement, (ii) actions by any Manager (or Officer) within the scope of such Manager’s (or Officer’s) authority expressly granted hereunder, and (iii) actions authorized by the Board of Managers in the manner set forth herein.

6.5                               Designation of Officers. The Board of Managers may, from time to time, designate officers of the Company (“Officers”) and delegate to such Officers such authority and duties as the Board of Managers may deem advisable and may assign titles (including, without limitation, Chief Executive Officer, Chief Financial Officer, President, Senior Vice-President, Vice-President,

Secretary and/or Treasurer and any other titles as the Board of Managers may assign) to any such Officer, it being understood that such delegation shall not cause any Manager to cease being a Manager of the Company. Unless the Board of Managers otherwise determines, if the title assigned to an officer of the Company is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, then the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Any number of titles may be held by the same Officer. Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Board of Managers for any reason or no reason whatsoever, with or without cause, or such Officer resigns.

6.6                               Liability; Exculpation; Indemnity.

(a)                                 Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member, Officer or any member of the Board of Managers (whether in such Person’s capacity as a Member (if applicable) or as a member of the Board of Managers) shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise (including, without limitation, with respect to any loans to the Company from the Members); and (b) no Member shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, (ii) without duplication, its share of any assets and undistributed Profits of the Company, and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 18-607 of the Act.

(b)                                 Exculpation. No Member, Manager or Officer shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (i) any act performed in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Member, Manager or Officer by this Agreement or by action of the Board of Managers except for the gross negligence or willful misconduct of the Member, Manager or Officer, (ii) the Member, Manager or Officer’s failure or refusal to perform any act (unless such failure to act involves the gross negligence or willful misconduct of the Member, Manager or Officer), except those expressly required by or pursuant to the terms of this Agreement or action of the Board of Managers, (iii) the Member, Manager or Officer’s performance of, or failure to perform, any act on the good faith and reasonable reliance on advice of legal counsel to the Company or (iv) the negligence, dishonesty or bad faith of any accountant, custodian, attorney or other legal advisor of the Company selected, engaged or retained in good faith.

(c)                                  Indemnification. In any threatened, pending or completed action, suit or proceeding, each Member, its Affiliates, each Manager and each Officer shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by any such Member, its Affiliates or any such Manager or Officer in connection with such action, suit or proceeding) by virtue of its status as a Member, Manager or Officer with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence or willful misconduct of any such Member, its Affiliates or any such Manager or Officer. For the avoidance of doubt, any such costs, expenses and disbursements of any kind or nature whatsoever subject to indemnification by the Company pursuant to this Section 6.4(c) shall be expenses of the Company.

6.7                               Other Activities. Except as expressly provided hereunder, this Agreement shall not be construed in any manner to preclude any Member from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Company or be deemed a “corporate opportunity” of the Company), including, without limitation, making or managing investments or receiving compensation or profit from any of the foregoing.

ARTICLE VII

ALLOCATIONS

7.1                               Capital Accounts. A Capital Account shall be established and maintained for each Member on the books of the Company.

7.2                               Allocations. Except as otherwise provided in this Article VII, for each Fiscal Year of the Company, Net Profits or Net Loss for that Fiscal Year shall be allocated to the Members in a manner which causes each Member’s Capital Account to equal the amount that would be distributed to such Member pursuant to Section 9.3 upon a hypothetical liquidation of the Company. In determining the amounts distributable to the Members under Section 9.3 upon such a hypothetical liquidation, it shall be presumed that (i) all of the Company’s assets would be sold at their Gross Asset Value, (ii) payments to any holder of a nonrecourse debt would be limited to the Gross Asset Value of the assets secured by repayment of such debt, and (iii) the proceeds of such hypothetical sale would be used to reduce all Company indebtedness and then distributed in accordance with Section 9.3(d) hereof.

7.3                               Regulatory Allocations. Notwithstanding Section 7.2, the following special allocations shall be made in the following order of priority:

(a)                                 Limitation on Allocation of Net Loss.  Net Losses allocated pursuant to Section 7.2 shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an, or increase an existing, Adjusted Capital Account Deficit. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation under Section 7.2, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Net Losses in excess of the limitations set forth in the preceding sentence shall be allocated to the Members in accordance with their respective Percentage Interests.

(b)                                 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(c)                                  Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 7.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d)                                 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 7.2(d) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.2(d) were not in the Agreement.

(e)                                  Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 7.2(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if Section 7.2(d) and this Section 7.2(e) were not in the Agreement.

(f)                                   Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interest.

(g)                                  Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(h)                                 Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704- 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)                                     Curative Allocations. The allocations set forth in Sections 7.3(a) through (g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. Notwithstanding the provisions of Section 7.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

7.4                               Tax Allocations.

(a)                                 “Book” Income. Except as provided in Section 7.4(b) hereof, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction and credit shall be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article VIII.

(b)                                 Gross Asset Value. Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the traditional method described in Treasury Regulation Section 1.704-3. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and Gross Asset Value using the remedial method. Allocations pursuant to this Section 7.4(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

7.5                               Other Tax Provisions.

(a)                                 Allocation. For any Fiscal Year or other period during which any part of an Interest in the Company is transferred between the Members or to another person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest in the Company shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Manager in good faith.

(b)                                 New Allocations. In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article VII, the Board of Managers is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member in good faith.

(c)                                  Excess Nonrecourse Liabilities. For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Percentage Interest.

(d)                                 Awareness. The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE VIII

BOOKS AND REPORTS; TAX MATTERS

8.1                               General Accounting Matters. The Board of Managers shall keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Members’ Capital Accounts and all transactions entered into by the Company. The Company’s books of account shall be kept on an accrual basis or as otherwise determined by the Board of Managers and otherwise in accordance with then-applicable generally accepted accounting principles.

8.2                               Information Rights.

(a)                                 Generally. Each Member shall have the right to receive from the Company upon written request a copy of the Certificate and of this Agreement, as in effect from time to time, and such other information regarding the Company as is required by non-waivable provisions of Act, subject to Section 12.4 and any other reasonable conditions and standards established by the Board of Managers.

(b)                                 Tax Information. Within 90 days after the end of each Fiscal Year, if practicable, each Member shall be provided with an information letter with respect to such Member’s distributive share of income, gain, deduction, losses and credits, as the case may be, for income tax reporting purposes for the previous Fiscal Year, together with any other information concerning the Company necessary for the preparation of a Member’s income tax returns.

(c)                                  Termination. The provisions of this Section 8.2 shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering.

8.3                               Certain Tax Matters. The taxable year of the Company shall be the same as its Fiscal Year or such other taxable year as required by Code Section 706. The Board of Managers shall cause to be prepared (or shall cause the Officers of the Company to prepare) all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be filed (or shall cause the Officers of the Company to file such returns). The Board of Managers shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Board of Managers shall determine whether to make or refrain from making and any and all other elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions, in its sole discretion. Each Member shall upon request supply any information necessary to give proper effect to such election. For the avoidance of doubt, the Board of Managers may delegate such of the functions described in the foregoing to the Officers and other employees of the Company as is permissible under applicable law. Onconova shall be the “tax matters partner” for purposes of Code

Section 6231(a)(7) (the “Tax Matters Partner”) unless and until a successor is appointed by the Board of Managers.

8.4                               Tax Controversies. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Partner shall keep all Members reasonably informed of the progress of any examinations, audits or other proceedings. The Tax Matters Partner is authorized to take any action contemplated by Sections 6221 through 6232 of the Code without the consent of any Member except to the extent that any action is required under the Code to be left to the determination of a individual Member under such Sections, provided that any election, settlement or adjustment by the Tax Matters Partner shall require the consent of the Board of Managers. Notwithstanding anything to the contrary in this Article VIII, the Tax Matters Partner shall at all times act at the lawful direction of the Board of Managers.

8.5                               Code §83 Safe Harbor Election.

(a)                                 By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Tax Matters Partner is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Partner constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the IRS Notice. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice, including, without limitation, the requirement that each Member shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each “Safe Harbor Membership Interest” issued by the Company in a manner consistent with the requirements of the IRS Notice. A Member’s obligations to comply with the requirements of this Section 8.5 shall survive such Member’s ceasing to be a Member of the Company or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 8.5, the Company shall be treated as continuing in existence.

(b)                                          Each Member authorizes the Tax Matters Partner to amend this Section 8.5  and Article VII to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the IRS Notice (e.g., to reflect changes from the rules set forth in the IRS Notice in subsequent Internal Revenue Service guidance).

ARTICLE IX

DISSOLUTION

9.1                               Dissolution. The Company may be dissolved, liquidated, and terminated and have its affairs wound up only pursuant to the provisions of this Article IX. The Members do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets. Notwithstanding the Act, only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a)                                 the Bankruptcy of the Company;

(b)                                 The approval by the Members to dissolve, liquidate or terminate the Company;

(c)                                  Program Failure of the Programs and the Replacement Programs, if any, and the decision by Onconova and/or the Board of Managers for Onconova not to contribute Replacement Programs to the Company;

(d)                                 the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(e)                                  Distribution of all the assets to the Members as per the terms of this Agreement.

Any dissolution of the Company other than as provided in this Section 9.1 shall be a dissolution in contravention of this Agreement and shall be of no force or effect.

9.2                               Winding-up. When the Company is voluntarily dissolved, the business and property of the Company shall be wound up and liquidated by a liquidating trustee as may be approved by the Board of Managers, and retained by an executed agreement by and between such liquidating trustee and the Board of Managers (such liquidating trustee being hereinafter referred to as the “Liquidator”). Such agreement that retains such Liquidator shall require the Liquidator to use her best efforts to reduce to Cash and Cash Equivalent items such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations. Notwithstanding the foregoing, in the event that the Board of Managers or the Liquidator determines that an immediate sale of all or any portion of the Company assets would cause undue loss to the Members (or any subset thereof), the Board of Managers or the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company assets except those necessary to satisfy the Company’s debts and obligations, or distribute the Company assets to the Members in-kind.

9.3                               Final Distribution. Within a reasonable time after the effective date of dissolution of the Company, the Company assets shall be distributed in the following manner and order:

(a)                                 to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b)                                 to pay all creditors of the Company (including amounts owed under any loans made by Members) either by the payment thereof or the making of reasonable provision therefor;

(c)                                  to establish Reserves, in amounts established by the Board of Managers or such Liquidator, to meet other liabilities of the Company; and

(d)                                 to the Members in accordance with the distribution provisions of Section 4.2.

9.4                               Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in this Article IX and its Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

9.5                               No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to its Capital Contributions, its Capital Account and its share of Net Profits and Losses, and shall have no recourse therefore (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

ARTICLE X

TRANSFER OF UNITS; BUY-BACK OF PROGRAMS

10.1                        Restrictions on Transfer of Units.

(a)                                 No Member may in any manner, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of (any such assignment, sale exchange, transfer, pledge, hypothecation or other disposition of an Interest in the Company, whether by merger, operation of law or otherwise, being herein collectively called a “Transfer”) any interest in his, her or its Units or other Equity Securities of the Company, if any, to any Person except in accordance with this Article X.

(b)                                 Transfers. Subject to Section 10.1(e) and Section 10.8, no Transfer shall be permitted except for (i) Transfers to Permitted Transferees pursuant to and in accordance with Section 10.1(c), (ii) Transfers pursuant to and in accordance with Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.6, and Section 10.7 or (iii) any Transfer for which the transferring Member obtains prior written consent of the other Member.

(c)                                  For purposes of this Agreement, “Permitted Transferee” shall mean an Affiliate or a Subsidiary of a Member. Notwithstanding the foregoing, in order to qualify as a Permitted Transferee, (x) the restrictions contained in this Section 10.1 and otherwise in this Agreement that were applicable to the transferor shall continue to be applicable to the Units after any such Transfer and (y) prior to any such Transfer hereunder, the Permitted Transferee of such Units shall have executed and delivered to the Company a joinder agreement agreeing to (i) be bound by the provisions of this Agreement affecting the Units so transferred, (ii) join this Agreement as a Member hereunder and (iii) Transfer the Units received by such Permitted Transferee back to the Member from whom it received the Units to the extent such transferee is no longer a Permitted Transferee of the Transferring Member.

(d)                                 Prohibited Consequences. Notwithstanding any other provision herein, no Member shall be entitled to Transfer any of its Interests at any time if such Transfer would:

(i)                                     violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Interests or require the registration of the Interests pursuant to any applicable Securities Laws;

(ii)                                  cause the Company to become subject to the registration requirements of the Securities Laws;

(iii)                               be a “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code;

(iv)                              cause the Company to become a “publicly traded partnership”, as such term is defined in Section 7704 of the Code;

(v)                                 cause the Company to fail to meet the “private placement” safe harbor or any other safe harbor from treatment as a “publicly-traded partnership” selected by the Board of Managers, as described in Treasury Regulation 1.7704-1(h);

(vi)                              involve Interests being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Treasury Regulations Section 1.7704-1 (in addition, such Transfers shall not be “recognized” (as that term is defined in Treasury Regulations Section 1.7704-1(d)(2)) by the Company);

(vii)                           result in a violation of applicable laws, regulations or administrative orders;

(viii)                        be made to any Person who lacks the legal right, power or capacity to own Interests; or

(ix)                              the Company does not receive written instruments (including, without limitation, an investor questionnaire, copies of any instruments of Transfer, written opinions of counsel and such transferee’s consent to be bound by this Agreement) that are in a form satisfactory to the Board of Managers (as determined in the Board of Managers’ sole discretion).

(e)                                  Any Transfer or attempted Transfer of any Units or other Equity Securities of the Company, if any, in violation of any provision of this Agreement shall be void ab initio and ineffectual, and the Company shall not record such Transfer on its books or treat any purported transferee of such Units as a Member or the owner of such Units for any purpose. Without limiting the foregoing, in the event of any Transfer in contravention of this Agreement, the purported transferee shall have no right to any Profits, Losses or distributions of the Company or any other rights of a Member. If any Member Transfers all or any portion of its Units (or beneficial interest therein) to a Permitted Transferee and such transferee ceases to be a Permitted Transferee of the transferor at any time thereafter, then such transferor and such transferee shall be in material breach of this Agreement with respect to all Units held by either of them in the Company.

(f)                                   Substitute Members. Any Person who acquires Units from a Member shall become a Member with the same Interest as those of the class or series of Units being transferred by the Transferring Member only if (i) the admission of such Person as a Member is consented to by the Board of Managers, and (ii) such Person has executed and delivered the written instruments referred to in Section 10.1(d)(ix) hereof.

10.2                        Right of First Refusal.

(a)                                 Either Member may transfer all the Units held by such Member subject to the provisions of Section 10.2 and Section 10.3 hereof.

(b)                                 Subject to Section 10.1, if a Member (the “Selling Member”) intends to accept one or more bona fide offers (a “Bona Fide Offer”) from any Person (the “Bona Fide Offeror”) to Transfer all the Units held by such Member (other than a Transfer to a Permitted Transferee) in one or more related transactions, then the Selling Member shall first offer to Transfer such Units in accordance with this Section 10.2 by delivering written notice (the “ROFR Sale Notice”) to the non-selling Members (the “ROFR Recipients”) and the Company.

(c)                                  The ROFR Sale Notice shall include a copy of any written agreement relating to the proposed sale and shall set forth (i) the number of Units proposed to be transferred by the Selling Member (the “ROFR Units”), (ii) the proposed amount and form of consideration to be paid for such Units and the terms and conditions of payment, (iii) all other material terms and conditions of the Bona Fide Offer and (iv) the name and address of the proposed transferee. If part or all of the consideration to be paid for the ROFR Units as stated in the ROFR Sale Notice is other than Cash, the price stated in such ROFR Sale Notice shall be deemed to be the sum of the Cash consideration, if any, specified in such ROFR Sale Notice plus the Fair Market Value of the non-Cash consideration, as determined by the Board of Managers in good faith.

(i)                                     The ROFR Recipients shall have the right to purchase the ROFR Units in proportion to their Percentage Interest of the Units upon the terms set forth in the ROFR Sale Notice. If a ROFR Recipient desires to purchase ROFR Units, the ROFR Recipients may exercise such right by delivering to the Company and the Selling Member within ** days following its receipt of the ROFR Sale Notice (the “ROFR Election Period”), a written election (a “ROFR Election”) to purchase such number of ROFR Units as it wishes to acquire (**) upon the terms set forth in the ROFR Sale Notice. In the event that a ROFR recipient does not exercise its right to purchase its allocable share of ROFR Units, the other ROFR Recipients may purchase such Person’s allocable share of ROFR Units.

(ii)                                  In the event the ROFR Recipients fail to fully exercise their respective rights pursuant to the foregoing such that the ROFR Recipients have not, collectively, offered to purchase ** of the ROFR Units, the Selling Member may, within a period of ** business days from the date of the ROFR Sale Notice, complete the sale of all of the ROFR Units to the Bona Fide Offeror upon the terms set forth in the ROFR Sale Notice, subject to Sections 10.1(d), (e) and (f), and subject to Bona Fide Offeror agreeing in writing to abide by the terms and conditions of this Agreement.

(iii)                               If the Selling Member does not complete the sale of such ROFR Units within the aforementioned ** day period, the provisions of this Section 10.2 shall again apply to the unsold ROFR Units, and no sale of such ROFR Units by the Selling Member shall be made otherwise than in accordance with the terms of this Agreement. If there is any change in the terms of the Bona Fide Offer disclosed in the ROFR Sale Notice, the provisions of this Section 10.2 shall retrigger and this Section 10.2 must be again complied with in its entirety with respect to all such ROFR Units, and no sale of ROFR Units by the Selling Member shall be made otherwise than in accordance with the terms of this Agreement.

10.3                        Tag-Along Rights.

(a)                                 If a Member (the “Tag Transferring Member”) intends to Transfer all the Units held by such Member (other than a Transfer to a Permitted Transferee) in a single or series of related transactions, then the Tag Transferring Member shall provide the other Members (such recipients of rights, the “Tag-Along Recipients”) the opportunity to participate proportionately by selling the pro rata percentage of the Units held by such Tag-Along Recipient(s) on the same terms as the Tag Transferring Member in such sale in accordance with this Section 10.3.

(b)                                 The Tag Transferring Member shall provide the Tag-Along Recipient(s) and the Company with written notice (the “Tag-Along Sale Notice”) not less than thirty (30) days prior to the proposed date of a sale pursuant to Section 10.3(a) (the “Tag-Along Sale Date”). Each Tag-Along Sale Notice shall be accompanied by a copy of any written agreement relating to the proposed sale and shall include (i) the number of Units proposed to be transferred by the Tag Transferring Member, (ii) the proposed amount and form of consideration to be paid for such Units and the terms and conditions of payment, (iii) all other material terms and conditions of the offer, (iv) the aggregate number of Units held of record by the Tag Transferring Member as of the close of business on the day immediately prior to the date of the Tag-Along Sale Notice (the “Tag-Along Notice Date”); (v) the aggregate number of Units that the Tag-Along Recipient may Transfer pursuant to its rights under this Section 10.3; (vi) confirmation that the proposed transferee has been informed of the “Tag-Along Rights” provided for herein and has agreed to purchase Units from any Member in accordance with the terms hereof; and (vii) the Tag-Along Sale Date.

(c)                                  In order to participate in a sale pursuant to this Section 10.3, the Tag-Along Recipients shall provide written notice (the “Tag-Along Notice”) to the Tag Transferring Member within fifteen (15) days of the date of the Tag-Along Sale Notice. The Tag-Along Notice shall set forth the number of Units that the Tag-Along Recipients elect to include in the sale, which may be less than, but shall not exceed the number specified in the Tag-Along Sale Notice. The Tag-Along Notice given by a Tag-Along Recipient shall constitute such Tag-Along Recipient’s binding agreement to sell the Units specified in the Tag-Along Notice on the terms and conditions applicable to the sale; provided, however, that in the event there is any material change in the terms and conditions of such sale applicable to such Tag-Along Recipients (including, but not limited to, any decrease in the purchase price that occurs other than pursuant to an adjustment mechanism set forth in the agreement relating to the sale) after such Tag-Along Recipient gives its Tag-Along Notice, then, notwithstanding anything herein to the contrary, such Tag-Along Recipient shall have the right to withdraw from participation in the sale with respect to all of its Units affected thereby. If the proposed transferee does not consummate the purchase of all of the Units included in the sale by such Tag-Along Recipient on the same terms and conditions applicable to the Tag Transferring Member, then the Tag Transferring Member shall not consummate the sale of any of its Units to such transferee, unless the Units of the Tag Transferring Member and such Tag-Along Recipient are reduced or limited pro rata in proportion to the respective amount of Units actually sold in any such sale and all other terms and conditions of the sale are the same for the Tag Transferring Member and such Tag-Along Recipient.

(d)                                 If a Tag-Along Notice is not received by the Tag Transferring Member prior to the lapse of the fifteen (15) day period specified above, the Tag Transferring Member shall have the right to consummate the sale without the participation of the Tag-Along Recipient(s), on the terms and conditions as stated in the Tag-Along Sale Notice. Each Tag-Along Recipient that did not elect to participate in the tag-along sale pursuant to this Section 10.3 shall be deemed to have waived its rights under this Section 10.3 with respect to such sale.

(e)                                  In case of Transfer of Units to a third party, the third party shall be obligated to be bound by all the terms and conditions of this Agreement and obligations of the transferring Member under this Agreement.

10.4                        Onconova Purchase Right upon GVK BIO Exit.

(a)                                 If GVK BIO intends to terminate its participation in the Programs for any reason other than a Change in Control, then GVK BIO shall offer to Transfer 100% of its Interest (the “GVK BIO Interest”) in accordance with this Section 10.4 by delivering a written notice (the “GVK BIO Sale Notice”) to Onconova.

(b)                                 If Onconova desires to purchase the GVK BIO Interest, Onconova may exercise such right by delivering to GVK BIO, within ** days following its receipt of the GVK BIO Sale Notice, a written election to purchase the GVK BIO Interest. Onconova’s right to purchase the GVK BIO Interest under this Section 10.4 shall be for an amount equal to GVK BIO’s Percentage Interest of the Fair Market Value of the Company (“GVK BIO Interest Transfer Price”). Upon election to purchase the GVK BIO Interest, Onconova shall pay the GVK BIO Interest Transfer Price.

(c)                                  Concurrent with receiving the GVK BIO Interest Transfer Price from Onconova, GVK Bio agrees to provide (i) an assignment to Onconova of GVK BIO Interest in a form acceptable to Onconova, executed by GVK BIO and (ii) such other documents as Onconova deems reasonably necessary to effectuate the Transfer of the GVK BIO Interest. Prior and subsequent to the Transfer of the GVK BIO Interest, GVK Bio agrees to take any other action reasonably requested by Onconova or the Company to facilitate the Company’s advancement of the Programs.

10.5                        GVK BIO Purchase Right upon Onconova Exit.

(a)                                 If Onconova intends to terminate its participation in the Programs for any reason other than a Change in Control, then Onconova shall Transfer 100% of its Interest (the “Onconova Interest”) in accordance with this Section 10.5 by delivering written notice (the “Onconova Sale Notice”) to GVK BIO.

(b)                                 If GVK BIO desires to purchase the Onconova Interest, GVK BIO may exercise such right by delivering to Onconova, within ** days following its receipt of the Onconova Sale Notice, a written election to purchase the Onconova Interest. GVK BIO’s right to purchase the Onconova Interest under this Section 10.5 shall be for an amount equal to Onconova’s Percentage Interest of the Fair Market Value of the Company (“Onconova Interest Transfer Price”). Upon election to purchase the Onconova Interest, Onconova shall pay the Onconova Interest Transfer Price.

(c)                                  Concurrent with receiving the Onconova Interest Transfer Price from GVK BIO, Onconova agrees to provide (i) an assignment to GVK BIO of the Onconova Interest in a form acceptable to GVK BIO, executed by Onconova and (ii) such other documents as GVK BIO deems reasonably necessary to effectuate the Transfer of the Onconova Interest.

10.6                        Onconova Purchase Right Upon Change in Control.

(a)                                 At least ** business days prior to the consummation of a Change in Control of GVK BIO, the prospective purchaser of GVK BIO (the “GVK BIO Successor”) shall deliver a written notice (the “GVK BIO Election Notice”) to Onconova stating whether it elects to continue to advance the Programs following the completion of the Change in Control of GVK BIO. If the GVK BIO Successor elects not to continue to advance the Programs, GVK BIO will Transfer the GVK BIO’s Units in the Company to Onconova without consideration prior to the closing of the Change in Control of GVK BIO.

(b)                                 In connection with the Transfer set forth in Section 10.6(a), GVK BIO agrees to provide (i) an assignment to Onconova of GVK BIO Interest in a form acceptable to Onconova, executed by GVK BIO and (ii) such other documents as Onconova deems reasonably necessary to effectuate the Transfer of the GVK BIO Interest.

10.7                        GVK BIO Purchase Right Upon Change in Control.

(a)                                 At least ** business days prior to the consummation of a Change in Control of Onconova, the prospective purchaser of Onconova (the “Onconova Successor”) shall deliver a written notice (the “Onconova Election Notice”) to Onconova stating whether it elects to continue to advance the Programs following the completion of the Change in Control of Onconova. If the Onconova Successor elects not to continue to advance the Programs, Onconova will Transfer the Onconova Interest to GVK BIO without consideration prior to the closing of the Change in Control of Onconova.

(b)                                 In connection with the Transfer set forth in Section 10.7(a), Onconova agrees to provide (i) an assignment to GVK BIO of the Onconova Interest in a form acceptable to GVK BIO, executed by Onconova and (ii) such other documents as GVK BIO deems reasonably necessary to effectuate the Transfer of the Onconova Interest.

(c)                                  In case of Change in Control of Onconova, GVK BIO shall have an option to transfer its entire Interest to a prospective buyer based on Fair Market Value.

10.8                        Termination. The rights and obligations of the applicable Members set forth in Section 10.2, shall terminate upon the earliest to occur of any one of the following events:

(a)                                 A Qualified Public Offering; or

(b)                                 Any Sale of the Company, provided that this Section 10.8(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company or to a Change in Form.

ARTICLE XI

CHANGE IN FORM

11.1              Change in Circumstances. The Members acknowledge and agree that there may be one or more circumstances, including but not limited to a desire to undertake a Qualified Public Offering, that would cause it to be in the best interests of the Company that the business of the Company be conducted in, or that the ownership structure be modified to, a form different from that of the current form of the Company (a “Change in Form”). Accordingly, the Members agree that upon such a determination and approval by the Board of Managers, the Board of Managers shall take any and all actions necessary or desirable so that the Company may continue its business and undergo one or more Changes in Form. The Board of Managers shall effect the Change in Form in such manner as determined by the Board of Managers (as provided for in this Agreement) to fairly represent the relative economic and other rights of the Members as members of the Company at the time and shall strive to minimize taxes and costs to be incurred by the Company, the Members or the resulting entity (subject to the requirements of Section 11.3). The Change in Form may take the form of, without limitation, a merger of the Company into another entity, a contribution of all of the interests of the Members in the Company to another entity, and the distribution of its ownership interests to the Members, a transfer of the assets, subject to the liabilities, of the Company to another entity and the distribution of its ownership interests to the Members, a conversion authorized by Section 18-216 of the Act, or such other form as the Board of Managers shall reasonably determine to be appropriate. Any Change in Form pursuant to this Section 11.1 may be completed by the Board of Managers with no further action by any Member acting in the capacity of a Member and no Member shall have any veto or other right to vote on a Change in Form. Each Member hereby agrees to take any and all action that may be necessary or desirable in connection with a Change in Form authorized by the Board of Managers pursuant to this Section 11.1 including any such action necessary or desirable to achieve the Federal or other tax effect of the Change in Form desired by the Board of Managers at the time of the Change in Form. The Members acknowledge that a Change in Form pursuant to this Section 11.1 may be effected by the Company one or more times during the existence of the Company, including any successor Company due to a previous Change in Form.

11.2                   Specific Types of Change in Form. The Change in Form may include but not necessarily be limited to one or more of the following: (a) a change to a corporation, statutory trust or association, other trust, a general or limited partnership, another limited liability company or other entity or association organized, formed or created under the laws of Delaware or any other jurisdiction; (b) a change to a limited liability company organized, formed or created under the laws of a jurisdiction other than Delaware; or (c) filing an election with the Internal Revenue Service to be classified as a corporation.

11.3                   Ownership Interests in the Resulting Entity. The shares, membership interests or other ownership interests of the entity or association resulting from the Change in Form shall be divided into classes and series and shall be allocated to and among the Members in such manner as shall result in the Members having substantially the same relative rights with respect to voting, rights, assets, and profits and losses of the resulting entity or association as the Members had in voting, rights, assets, and Profits and Losses of the Company immediately prior to the Change in Form, subject, however to any change resulting from any difference in taxation of the resulting entity or association that may occur as a result of the Change in Form. In addition, all other material rights of the Members specified in this Agreement shall be substantially the same in the resulting entity or association, with such reasonable adjustments as are required to accommodate the change in form of the resulting entity or association. The Board of Managers shall establish the terms of the organizational documents of any resulting entity or association, in its sole discretion, but consistent with the terms of this Section 11.3.

ARTICLE XII

MISCELLANEOUS

12.1              Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 12.1 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy such Member might have, either in law or in equity.

12.2              Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

12.3              Access; Confidentiality.

(a)                                          All books, records, financial statements, tax returns, budgets, business plans and projections of the Company (and/or its Subsidiaries), all other information concerning the business, affairs and properties of the Company (and/or its Subsidiaries) and all of the terms and provisions of this Agreement shall be held in confidence by each Member and their respective officers, directors or Affiliates, subject to any obligation to comply with (i) any applicable law, (ii) any applicable rule or regulation of any legal authority or securities exchange and (iii) any subpoena or other legal process to make information available to the Persons entitled thereto; provided that an affected Member shall use its best efforts to provide prior written notice to the Board of Managers prior to disclosing any information pursuant to subsections (i) through (iii) above and shall cooperate with the Board of Managers, if practicable, to minimize the extent of disclosure. For the avoidance of doubt, a Member shall be entitled to disclose information relating to the Company (and/or its Subsidiaries) to such Member’s auditors, legal counsel and other professional advisors who are subject to an obligation of confidentiality. Such confidentiality shall be maintained until such time, if any, as any such confidential information either is, or becomes, published or a matter of public knowledge (other than as a result of a breach of this Section 12.3 by such Person or its Affiliate).

(b)                                          Each of the Board of Managers and the Company shall be entitled to enforce the obligations of each Member under this Section 12.3 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 12.3 are in addition to and not in limitation of any other right or remedy of the Board of Managers and the Company provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Members and/or the Company. Each Member expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 12.3 may be inadequate and that the Board of Managers or the Company shall be entitled to institute an action for specific performance of a Member’s obligations hereunder. The provisions of this Section 12.3 shall survive the termination of the Company.

12.4 Notices. Unless otherwise provided in this Agreement, all notices provided for in this Agreement shall be delivered, sent via an overnight courier service, telecopied or mailed by registered or certified mail, as follows:

(a)                                          If given to the Company or an Officer, at the address specified in Section 2.4 of this Agreement;

(b)                                          If given to a Manager, at such Manager’s mailing address as provided to the Company; or

(c)                                           If given to a Member, at the address set forth on the Schedule of Members (as amended from time to time), or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices shall be effective: (i) if given by mail, on the fourth day after deposit in the mails (certified or registered return receipt requested), (ii) if sent by nationally recognized overnight courier service, on the next business day after sent for overnight delivery, or (iii) if given by any other means, when delivered to and receipted for, or receipt electronically confirmed, by or on behalf of such Manager, Member or the Company.

12.5 Lock-Up Agreement. In connection with any underwritten public offering of the Company’s securities, each of the Members agrees that such Member shall execute a customary “lock-up” or “holdback” agreement in the form requested by the underwriter(s) for such offering whereby such Member shall agree not to sell, transfer, offer to sell or otherwise dispose of any securities other than pursuant to such offering for such period of time following the consummation of such offering as is required by such underwriter(s) pursuant to such “lock-up” or “holdback” agreement.

12.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission or email shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

12.7  Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

12.8   Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by a Majority of the Board of Managers; provided, however, that no provision of this Agreement may be so amended, waived or terminated (x) in a manner that adversely affects the Units held by a Member on a per Unit basis in a manner differently than other holders of the same class of Units without such Member’s consent or (y) in a manner that adversely affects the rights held by a Member under this Agreement in a manner differently than other holders of the same class of Units without such Member’s consent. Notwithstanding the foregoing, the Board of Managers may amend this Agreement without the consent of any Member if such amendment is (a) to take such actions as may be necessary (if any) to ensure that the Company will be treated as a partnership for federal income tax purposes and (b) to take such actions as may be necessary (if any) to ensure that the Company will not be subject to regulation under ERISA or the Securities Laws. The Board of Managers shall provide prompt written notice to the Members of any such amendments adopted without the consent of the Members.

12.9              Interpretive Provisions. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. Unless the context otherwise requires, the following shall apply:

(a)                                     An accounting term not otherwise defined has the meaning assigned to it in accordance with then-applicable generally accepted accounting principles.

(b)                                     Provisions apply to successive events and transactions.

(c)                                      The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(d)                                     The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(e)                                     The words “include” and “including” will be deemed to be followed by the phrase “without limitation” and the word “or” shall not be exclusive.

(f)                                       The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g)                                      Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(h)                                     All references to any Member shall mean and include such Member and any Person duly admitted as a member in the Company in substitution therefor in accordance with this Agreement.

12.10       Appointment of the Board of Managers as Attorney-in-Fact.

(a)                                 Each Member irrevocably constitutes and appoints the Board of Managers as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the following:

(i)                                     All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Board of Managers deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Board of Managers, necessary or desirable to protect the limited liability of the Members.

(ii)                                  All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Board of Managers deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

(iii)                               All conveyances of Company assets, and other instruments which the Board of Managers reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement but only if permitted in accordance with the terms of this Agreement.

(iv)                              An Approved Company Sale.

(b)                                 The appointment by all Members of the Board of Managers as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each Member under this Agreement will be relying upon the power of the Board of Managers to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of the Interest of such Person in the Company, and shall not be affected by the subsequent incapacity of any Manager; provided, however, that in the event of the assignment by a Member of all of its Interest in the Company, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a substitute Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

12.11       Appraisal. No Member shall have or be entitled to any appraisal rights or similar minority interest holder rights in connection with any Sale of the Company, reorganization, Change in Form or any similar transaction involving the Company or the Interests.

12.12       Third Party Beneficiaries. Except as provided in Section 6.6, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

12.13       Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

12.14       Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

12.15       Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts as may be necessary or appropriate and reasonably requested by the other Members or by the Company to effectuate and perform the provisions of this Agreement and those transactions.

12.16       Waiver; Remedies. Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.17  Dispute Resolution.

(a)                                               Subject to Section 12.17(b) and except for ancillary measures in aid of arbitration and for proceedings to obtain provisional or equitable remedies and interim relief, including, without limitation, injunctive relief, any controversy, dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or validity thereof or any transaction contemplated hereby (any such controversy, dispute or claim being referred to as a “Dispute”) shall be finally settled by arbitration conducted expeditiously in accordance with the applicable Arbitration Rules then in force (the “ICC Rules”) of the International Chamber of Commerce or any successor entity (the “ICC”). There shall be one arbitrator agreed to by the parties that shall be appointed to the arbitration within thirty (30) calendar days of receipt of the demand for arbitration by initiating party in any such proceeding. If the parties cannot agree on an arbitrator, the International Chamber of Commerce shall make such appointment under UK laws. An arbitration pursuant to this Section 12.17(a) shall take place in London, England and the arbitration proceedings shall be conducted in English. A final award shall be rendered as soon as reasonably possible and, in any event, within 90 calendar days of the filing with ICC any demand for arbitration. The parties agree that the arbitrator shall have the right and power to shorten the length of any notice periods or other time periods provided in the ICC Rules in order to ensure that the arbitration process is completed within the time frames provided herein. The arbitration decision or award shall be in writing. Judgment on the decision or award rendered by the arbitrator may be entered and specifically enforced in any court having jurisdiction thereof. All arbitrations commenced pursuant to this Agreement or any other related agreement or document shall be consolidated and heard by the initially appointed arbitrator. Each party to the arbitration shall be responsible for its own share of the arbitration fees in accordance with the ICC Rules. In the event a party fails to proceed to arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other party shall be entitled to all costs of suit, including reasonable attorney’s fees.

(b)                                               Prior to making any demand for arbitration, Onconova and GVK BIO agree that:

(i)                                          the Board of Managers shall meet and make a good faith effort to resolve any Dispute. The Board of Managers shall have the opportunity to engage third parties to assist with the resolution of such Dispute.

(ii)                                       If the Board of Managers fail to resolve any such Dispute at the conclusion of a meeting held for such purpose, there shall be a written appeal to each Member’s Chairman asking such Persons to resolve the Dispute.

(iii)                                    If no resolution can be reached within thirty days of delivery of such written appeals, the Dispute shall be referred for binding arbitration in accordance with Section 12.17(a).

12.18    Aggregation. All Interests held by Affiliates of a Person shall be aggregated together for the purpose of determining the availability of any rights under this Agreement to such Person.

[Rest of page left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Members:

Onconova Therapeutics, Inc.

y:	/s/ Ramesh Kumar
Name:	Ramesh Kumar, Ph.D.
President & CEO
Date:	December 12, 2012

[GVK Biosciences]

By:	/s/ Manni Kantipudi
Name:	Manni Kantipudi
CEO
Date:	December 12, 2012

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF JOINT VENTURE, LLC]

EXHIBIT A
Schedule of Members

Name and Address	Units	Capital Contribution
Onconova Therapeutics® Inc.	90	Contributed Assets

GVK Biosciences	10	$500,000

A-1

EXHIBIT B

Programs Schedule, GVK Future Capital Contributions, Diligence Deadlines and Changes to
Percentage Interest

Programs Schedule:

Programs shall be conducted as per the following phases and diligence deadlines:

PHASE	COMPLETION DELIVERABLES	BOARD/ONCONOVA DILIGENCE DEADLINE
Phase 1	IND Candidate for Program 1	Board Diligence Deadline: ** Onconova Diligence Deadline: **

Phase 2	IND Studies Completed for Program 1	Board Diligence Deadline: ** Onconova Diligence Deadline: **

Phase 3	IND Approved for Program 1 Backup Candidate for Program 1 if IND is not Approved for Program 1	Board Diligence Deadline: ** Onconova Diligence Deadline: **

	IND Candidate for Program 2	Board Diligence Deadline: ** Onconova Diligence Deadline: **

Phase 4	IND Studies Completed for Program 2	Board Diligence Deadline: ** Onconova Diligence Deadline: **

B-1

Trigger Events and Changes to Percentage Interest Trigger Event	GVK BIO Percentage Interest	Onconova Percentage Interest
Initial Capital Contributions set forth on Exhibit A.	10%	90%

Completion of Phase 1 or GVK BIO’s Capital Contribution of $500,000 prior to completion of Phase 1	**	**

Completion of Phase 2 or GVK BIO’s Capital Contribution of $500,000 after completion of Phase 1 but prior to completion of Phase 2	**	**

Completion of Phase 3 or GVK BIO’s Capital Contribution of $500,000 after the completion of Phase 2 but prior to the completion of Phase 3	**	**

Completion of Phase 4 or GVK BIO’s Capital Contribution of $500,000 after the completion of Phase 3 but prior to the completion of Phase 4	**	**

Exercise of the PoC Study option and additional Capital Contribution of $500,000 to fund the PoC Study	50%	50%

B-2